Filed Pursuant to Rule 424(B)(3)
                                                     Registration No. 333-109122


                               GLOBAL MACRO TRUST
                      SUPPLEMENT DATED OCTOBER 18, 2004 TO
                     THE PROSPECTUS AND DISCLOSURE DOCUMENT
                              DATED AUGUST 3, 2004


This Supplement updates certain information contained in the Global Macro Trust Prospectus and Disclosure Document dated August 3, 2004. All capitalized terms used in this Supplement have the same meaning as in the Prospectus unless specified otherwise. Prospective investors should review the contents of both this Supplement and the Prospectus carefully before deciding whether to invest in the Trust. All information in the Prospectus is hereby restated.

                              Portfolio Allocation*

At Millburn Ridgefield Corporation ("Millburn"), we devote significant resources to research in an effort to improve our trading strategy and adjust to evolving market environments. Accordingly, over the years we continuously refine our trading systems, risk controls and portfolio composition. Based upon our research, we believe that it is desirable to add small commitments to a number of additional markets. During October 2004, we will be adding these positions to all sectors of the portfolio, representing 44 additional markets. The number of markets in the portfolio will then total approximately 80. 19 of the additional markets are commodities, 10 agriculturals, 7 metals and 2 energies; 9 are stock indices; 9 are currencies or currency crosses; and 7 are interest rates.

It is important to emphasize that the addition of these markets will not change the essential character of the portfolio. In this regard, the 44 additional markets will account for only about 10% of total portfolio risk, and these allocations will have a minor impact on the sector weightings in the portfolio. For example, the interest rate allocation will decline from 29% to 26%; the currency allocation (combining both dollar and nondollar portions) will drop from 39% to 37%; and the agricultural component will rise from 2% to 5%. A comparison of the current and new sector allocations and a list of all markets to be traded are shown in the accompanying exhibit.

                             PORTFOLIO ALLOCATIONS*


[graph omitted]


INTEREST              US $                  NON - US $    STOCK            AGRICULTURALS 5%      ENERGY 10%         METALS 6%
RATES 26%             CROSSES 29%           CROSSES 8%    INDICES 16%      ----------------      ----------         ---------
---------             -----------           ----------    -----------
                                                                               BEAN OIL          BRENT CRUDE        COPPER
                                                                               COFFEE            CRUDE OIL          GOLD
CAD GOV BOND          AUSTRALIAN $          AUD/JPY       ALL ORDS
                                                                               CORN              HEAT OIL           LONDON ALUM
CAD BANKERS ACCEPT    BRITISH POUND         CAD/JPY       ALL SHARES
                                                                               COTTON            KEROSENE (TOCOM)   LONDON LEAD
EURO DTB BUND         CANADIAN $            CHF/JPY       CAC 40 INDEX
                                                                               KC WHEAT          LONDON GAS OIL     LONDON NICKEL
EURO DTB 5 YR BOBL    CZECH KORUNA          EUR/CAD       DAX INDEX
                                                                               LEAN HOGS         NATURAL GAS        LONDON TIN
EURO 2 YR SCHATZ      EURO CURRENCY         EUR/CHF       DJ EURO STOXX 50
                                                                               LIVE CATTLE       UNLEADED GASOLINE  LONDON ZINC
EURIBOR 3 MON         JAPANESE YEN          EUR/GBP       DJIA INDEX
                                                                               NY COCOA                             PLATINUM
EURO $                KOREAN WON            EUR/JPY       E-MINI NASDAQ 100
                                                                               SOYBEAN                              SILVER
GILTS                 NEW ZEALAND $         EUR/NOK       E-MINI S&P
JGB                                         EUR/SEK       FTSE                 SOY MEAL
                      NORWEGIAN KRONE                                          SUGAR
SHORT STERLING 3 MON  SINGAPORE $           GBP/JPY       HANG SENG
TIFFE EURO-YEN                                            IBEX 35 PLUS         WHEAT
                      SOUTH AFRICAN RAND
US T-BOND             SWEDISH KRONE                       RUSSELL 2000
US 10-YR NOTE         SWISS FRANC                         SIMEX NIKKEI
US 5-YR NOTE                                              SIMEX TAIWAN INDEX
US 2-YR NOTE                                              TOPIX



                                             *New markets are shown in bold


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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.





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